Exhibit 99.1

ENERGY SERVICES OF AMERICA COMPLETES ACQUISITION

Huntington, WV   December 2, 2024- Energy Services of America Corporation (the “Company” or “Energy Services”) (Nasdaq: ESOA) has completed the previously announced purchase of Tribute Contracting & Consultants, LLC (“Tribute”), an underground utility contractor that employs approximately 90 construction workers and primarily specializes in water and wastewater system installations in Ohio, Kentucky, and West Virginia.

As previously noted, Energy Services purchased substantially all of the assets of Tribute for $22 million in cash, less any assumed debt and working capital adjustments, and $2.0 million of Energy Services’ common stock.

Todd Harrah and Tommy Enyart will continue their employment with Energy Services’ new subsidiary and commented on the announcement, “We are excited to join forces with Energy Services and look forward to contributing to the company’s continued success.”

Douglas Reynolds, President, commented on the announcement. “We are excited to add Tribute to the Energy Services team. This acquisition is consistent with our strategy of buying companies that are familiar to us and further enhances our presence in the water distribution and wastewater categories.”

About Energy Services

Energy Services of America Corporation (NASDAQ: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 1,200+ employees on a regular basis. The Company's core values are safety, quality, and production.

Investor Relations:
Steven Hooser
Three Part Advisors, LLC
(214) 872-2710

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the integration of acquired business and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.